Exhibit 5.1

John C. Walmsley Associate Counsel	PSEG Services Corporation 80 Park Plaza, T20, Newark, NJ 07102-4194 tel: 862.431.7651 email: john.walmlsey@pseg.com

July 24, 2026

Public Service Enterprise Group Incorporated

80 Park Plaza

Newark, NJ 07102

Ladies and Gentlemen:

As an Associate Counsel – Corporate of PSEG Services Corporation, an affiliate of Public Service Enterprise Group Incorporated, a corporation incorporated under the laws of the State of New Jersey (the “Company”), I have represented the Company in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 3,000,000 shares of the Company’s common stock without par value (“Common Stock”) to be issued under the Public Service Enterprise Group Incorporated Employee Stock Purchase Plan, amended and restated February 18, 2020 (the “Plan”).

I have examined such documents as I have deemed necessary for the purpose of this opinion, including, without limitation, (a) the Certificate of Incorporation and the By-Laws of the Company; (b) the Plan; and (c) minutes of meetings of the Board of Directors of the Company.

It is my opinion that the 3,000,000 shares of Common Stock being registered for sale under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in Item 5 of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ John C. Walmsley
John C. Walmsley
Associate Counsel
PSEG Services Corporation

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